Exhibit 99.1

News Release

SUNOCO ANNOUNCES DYLAN BRAMHALL AS CHIEF FINANCIAL OFFICER

DALLAS, October 28, 2020 – Sunoco LP (NYSE: SUN) today announced that Dylan Bramhall has been named as Chief Financial Officer effective immediately. He brings more than 14 years of industry experience to the position having served most recently as Senior Vice President of Finance and Treasurer for Dallas-based Energy Transfer (NYSE: ET). Sunoco is a subsidiary of Energy Transfer.
Bramhall joined Energy Transfer in 2015 as a result of its merger with Regency Energy Partners and has been responsible for oversight of the Partnership’s Financial Planning and Analysis, Credit and Commodity Risk Management, Cash Management, and Capital Markets groups. He also serves as a member of Energy Transfer’s Risk Oversight Committee and is on the board of directors for Permian Express Partners, a joint venture between Energy Transfer and Exxon Mobil, and SemCAMS, the Canadian business unit of Energy Transfer. While at Regency, Bramhall held management positions in the finance, risk, commercial and operations groups.
“We are very excited to have Dylan join Sunoco as our new CFO,” said Joe Kim, President & Chief Executive Officer of Sunoco. “We have worked with Dylan for years in his role at Energy Transfer, and he has a proven record of accomplishments. His leadership and expertise will further enhance our strong financial foundation and better position us for the future.”
Bramhall holds a Bachelor of Business Administration in Finance and a Master of Business Administration in Finance & Operations Management, both from the University of Iowa.

# # #

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer Operating, L.P., a wholly owned subsidiary of Energy Transfer LP (NYSE: ET).

SUN Investor Relations
Scott Grischow Vice President	(214) 840-5660
Investor Relations and Treasury	scott.grischow@sunoco.com

Derek Rabe, CFA Manager	(214) 840-5553
Strategy and Growth	derek.rabe@sunoco.com

SUN Media Relations
Alexis Daniel	(214) 840-5820
mediarelations@sunoco.com